Exhibit 4.1

EXECUTION VERSION

TRANSDIGM UK HOLDINGS PLC,

TRANSDIGM INC.,

TRANSDIGM GROUP INCORPORATED,

THE GUARANTORS named herein

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

INDENTURE

Dated as of May 8, 2018

6.875% Senior Subordinated Notes due 2026

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
312 (a)	2.05
(b)	13.03
(c)	13.03
313 (a)	7.06
(b)(2)	7.06; 7.07
(c)	7.06;13.02
(d)	7.06
314 (a)	4.03
(a)(4)	13.05
(b)	N.A.
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315 (a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316 (a)(1)(A)	N.A.
(a)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
317 (a)(1)	N.A.
(a)(2)	N.A.
318 (a)	N.A.
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

v

APPENDIX AND EXHIBITS

RULE 144A/REGULATION S APPENDIX

Exhibit A        FORM OF INITIAL NOTE

Exhibit B        FORM OF EXCHANGE NOTE

INDENTURE dated as of May 8, 2018, among TrasnDigm UK Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Issuer”), TransDigm Inc., a Delaware corporation (the “Company”), TransDigm Group Incorporated, a Delaware corporation (“Holdings”), the Guarantors (as herein defined) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

The Issuer, the Company, Holdings, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as herein defined):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“2010 Transactions” means the closing of the Acquisition, offering of the 2018 Notes on December 14, 2010, borrowings made on December 14, 2010 pursuant to the Credit Facilities and the repayment of certain Indebtedness of the Company and Holdings with the proceeds of such borrowings and issuance of the 2018 Notes.

“2013 Accounts Receivable Facility” means the 364-day, $300 million revolving accounts receivable securitization facility, entered into on October 21, 2013, by the Company, as further described in the Final Offering Memorandum.

“2014 Transactions” means the offering of the 2022 Notes and the 2024 Notes on June 4, 2014, the borrowings made on the June 4, 2014 pursuant to the Credit Facilities and the repayment of the 2018 Notes with the proceeds of such offerings and borrowings.

“2015 Transactions” means the offering of the 2025 Notes on May 14, 2015, and the borrowing by the Company of up to $1,040,000,000 of term loans due 2022 pursuant to the Credit Facilities.

“2016 Transactions” means offering of the 2026 Notes on June 9, 2016 and borrowings by the Company of up to $500,000,000 of term loans due 2023 pursuant to the Credit Facilities.

“2018 Transactions” means offering of the Notes on the Issue Date and borrowings by the Company of up to $700,000,000 of tranche E term loans due 2023 pursuant to the Credit Facilities as described in the Final Offering Memorandum.

“2018 Notes” means the Company’s 7.75% Senior Subordinated Notes due 2018 issued under the Indenture dated December 14, 2010 among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2020 Notes” means the Company’s 5.50% Senior Subordinated Notes due 2020 issued under the Indenture dated October 15, 2012, among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2022 Notes” means the Company’s 6.000% Senior Subordinated Notes due 2022 issued under the Indenture dated June 4, 2014, among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2024 Notes” means the Company’s 6.500% Senior Subordinated Notes due 2024 issued under an Indenture dated June 4, 2014, among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2025 Notes” means the Company’s 6.500% Senior Subordinated Notes due 2025 issued under an Indenture dated May 14, 2015, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2026 Notes” means the Company 6.375% Senior Subordinated Notes due 2026 issued under an Indenture dated June 9, 2016, among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Acquisition” means the acquisition of all the equity interests of McKechnie Aerospace Holdings, Inc., a Delaware corporation, from McKechnie Holdings LLC, pursuant to a Stock Purchase Agreement, dated as of September 25, 2010, by and among McKechnie Holdings LLC, the Company and Holdings.

“Additional Interest” means all additional interest then owing pursuant to Section 6 of the Registration Rights Agreement.

“Additional Notes” means, subject to the Company’s compliance with Section 4.03, 6.875% Senior Subordinated Notes due 2026 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Section 2.06, 2.07, 2.09 or 3.06 of this Indenture and other than Exchange Notes or Private Exchange Notes issued pursuant to an exchange offer for other Notes outstanding under this Indenture).

“Adjusted Treasury Rate” means, with respect to any redemption date, as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Initial Redemption Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first sent or mailed, in each case, plus 0.50%.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on the Initial Redemption Date (such redemption price exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through the Initial Redemption Date (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (a) any Capital Stock of any Restricted Subsidiary of the Company or (b) any

other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $10.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by Section 5.01 hereof or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) disposals or replacements of obsolete equipment in the ordinary course of business, (v) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by Section 4.07 hereof or pursuant to any Permitted Investment, (vi) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (vi), Purchase Money Notes shall be deemed to be cash), (vii) dispositions of cash or Cash Equivalents; and (viii) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Bank Indebtedness” means all Obligations pursuant to the Credit Facilities.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

“Board of Directors” means: (i) with respect to a corporation, the board of directors of the corporation, (ii) with respect to a partnership, the board of directors of the general partner of the partnership; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to the Company (in the case of the assets of Holdings); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); (iii) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings; or (iv) the failure of the Company to be the beneficial owner, directly or indirectly, of Capital Stock having 100% of the voting power of either the Issuer or any successor Person to the Issuer, following the consummation of one or a series of related transactions in compliance with Section 5.01.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes all series and classes of such common stock.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to the Initial Redemption Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the Initial Redemption Date.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s (i) Consolidated Net Income; and (ii) to the extent Consolidated Net Income has been reduced thereby: (A) all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period; (B) Consolidated Interest Expense; (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; (D) restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions; (E) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture, including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the 2010 Transactions, the 2014 Transactions, the 2015 Transactions, the 2016 Transactions or the 2018 Transactions; (F) any write-offs, write-downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period and the write-off or write-down of current assets; (G) the amount of any expense related to minority interests; (H) the amount of any earn-out payments or deferred purchase price in conjunction with acquisitions; (I) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Qualified Capital Stock of the Company (other than Disqualified Capital Stock that is Preferred Stock); (J) any Dividend Equivalent Payments; and (iii) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-

Quarter Period. In addition to, and without limitation of, the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and (ii) any Asset Sales or other dispositions or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (vi) of the definition of Consolidated Net Income), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation, occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”: (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) notwithstanding clause (i) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication: (i) Consolidated Interest Expense; plus (ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus (iii) the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that, with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (iii).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication: (1) the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Transaction; and (iv) any prepayment fee or premium paid in connection with the refinancing or repayment of any Indebtedness; (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication: (i) gains and losses from Asset Sales (without regard to the $10.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP; (ii) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP; (iii) all extraordinary, unusual or non-recurring charges, gains and losses (including all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP; (iv) the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP; (v) any impairment charge or asset write-off (other than the write-off or write-down of current assets), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; (vi) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company; (vii) solely for the purpose of determining the amount available for Restricted Payments under clause (ii) of Section 4.07, the net income (but not loss) of any Restricted Subsidiary of the Company (other than the Issuer or a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; (viii) the net loss of any Person, other than a Restricted Subsidiary of the Company; (ix) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person; (x) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; (xi) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and (xii) inventory and backlog purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to acquisition transactions. For purposes of clause (ii)(v) of Section 4.07, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of, or a reserve for, cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means the second amended and restated credit agreement dated as of June 4, 2014 among the Company, Holdings, the financial institutions party thereto as lenders thereunder, Credit Suisse AG, as administrative agent and collateral agent, and any other agent party thereto, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Definitive Note” has the meaning set forth in the Appendix hereto.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Description of Notes” means the “Description of the Notes” section of the Final Offering Memorandum.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale (including any Asset Sale occurring after the Issue Date and prior to the Issue Date) that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (ii)(w) of the first paragraph of Section 4.07 hereof.

“Designated Senior Debt” means (i) Indebtedness under the Credit Facilities and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt”, including “Designated Senior Debt” for purposes of the 2020 Notes, the 2022 Notes, the 2024 Notes, the 2025 Notes and the 2026 Notes, by the Company or the Issuer.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, (i) matures or is mandatorily redeemable, (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital

Stock, or (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if: (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Sections 4.10 and 4.15 hereof, respectively; and (B) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Dividend Equivalent Payment” means a payment in cash or Cash Equivalents to any director, officer or employee of Holdings or any of its Subsidiaries that is a holder of unexercised warrants, options or other rights to acquire Qualified Capital Stock (other than Qualified Capital Stock that is Preferred Stock) of Holdings, which payment represents a dividend or distribution by Holdings that such holder would have received had such holder’s warrants, options or other rights to acquire been exercised on the date of such dividend or distribution.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Equity Offering” means any issuance of Qualified Capital Stock of Holdings or the Company; provided that, in the event such equity issuance is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” has the meaning set forth in the Appendix hereto.

“Excluded Contribution” means net cash proceeds, Marketable Securities or Qualified Proceeds received by the Company after December 14, 2010 from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Capital Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (ii) of Section 4.07.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

“Final Offering Memorandum” means the final version of the offering memorandum related to the offering of the Notes, dated May 2, 2018.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“Four-Quarter Period” has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of December 14, 2010.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Group” has the meaning specified in the definition of Change of Control.

“Guarantee” means (i) the guarantee of the Notes by Holdings, the Company and the Domestic Restricted Subsidiaries of the Company in accordance with the terms of this Indenture and (ii) the guarantee of the Notes by any Restricted Subsidiary of the Company required under the terms of Section 4.17 hereof.

“Guarantor” means any Restricted Subsidiary of the Company (other than the Issuer) that incurs a Guarantee; provided that upon the release and discharge of any such Restricted Subsidiary from its Guarantee in accordance with Section 11.07 hereof, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means TransDigm Group Incorporated, a Delaware corporation, and its successors.

“Immaterial Domestic Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Company (other than the Issuer) that (i) contributed 2.5% or less of Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination.

“Indebtedness” means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of the Company of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable, and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary of the Company to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Issue Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and, if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness, but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

For the purposes hereof, the amount of any Indebtedness described in clause (viii) of the first paragraph of this definition is the net amount payable (after giving effect to permitted set off) if such Currency Agreements or interest swap agreements are terminated at that time due to a default of such Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the Appendix hereto.

“Initial Redemption Date” means May 15, 2021.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means May 8, 2018.

“Issuer” means the party named as such in this Indenture until a successor replaces it and thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of: (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions and title and recording tax expenses); (ii) all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Sale; (iii) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and (v) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“Notes” means, collectively, the Initial Notes, the Exchange Notes and the Private Exchange Notes, treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, (a) with respect to any Person (other than the Trustee), the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person and (b) with respect to the Issuer, a member of the Board of Directors.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or the Issuer, as applicable, that meets the requirements of Sections 13.04 and 13.05 hereof, and,

with respect to the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

“Opinion of Counsel” means an opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of, or counsel to, the Company or any Subsidiary of the Company.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Indebtedness” means, without duplication, each of the following:

(i) Indebtedness under the Notes (other than any Additional Notes);

(ii) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $2,900.0 million, less: (a) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding, (b) the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under a credit facility (excluding any such payments to the extent refinanced at the time of payment) and (c) any repayments of revolving credit borrowings under the Credit Facilities with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be incurred pursuant to a credit facility in reliance on, and in accordance with, clauses (vii), (xiii), (xiv) and (xv) below;

(iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (including the 2020 Notes, the 2022 Notes, the 2024 Notes, the 2025 Notes and the 2026 Notes) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(v) Indebtedness of the Company or any Restricted Subsidiary of the Company under Hedging Agreements and Currency Agreements;

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that: (a) if the Company is the obligor on such Indebtedness, and the payee is a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (b) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed $150.0 million;

(viii) Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii) of this definition);

(ix) guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Indenture; provided, further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.09 hereof, such guarantees are by the Company, the Issuer or a Guarantor only;

(x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(xii) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(xiii) Indebtedness incurred by the Company, the Issuer or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.09 hereof or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(xiv) additional Indebtedness of the Company, the Issuer and the Guarantors (which amount may, but need not, be incurred in whole or in part under a credit facility) (it being understood that any Indebtedness incurred pursuant to this clause (xiv) shall cease to be deemed incurred or outstanding for purposes of this clause (xiv) but shall be deemed incurred pursuant to Section 4.09 hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness pursuant to Section 4.09 hereof without reliance on this clause (xiv), subject to further redivision and reclassification pursuant to the final paragraph of this definition) in an aggregate principal amount that does not exceed $125.0 million at any one time outstanding;

(xv) additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed $300.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility); (it being understood that any Indebtedness incurred pursuant to this clause (xv) shall cease to be deemed incurred or outstanding for purposes of this clause (xv) but shall be deemed incurred pursuant to Section 4.09 hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness pursuant to Section 4.09 hereof without reliance on this clause (xv), subject to further redivision and reclassification pursuant to the final paragraph of this definition);

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(xvii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

For purposes of determining compliance with Section 4.09 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.09 hereof, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with Section 4.09 hereof. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09 hereof. For the avoidance of doubt, all Indebtedness incurred in connection with the 2018 Transactions under the term loan shall be deemed incurred as of the Issue Date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.09 hereof.

“Permitted Investments” means: (i) Investments by the Company or any Restricted Subsidiary of the Company in the Company or any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if, as a result of such Investment, such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company; (ii) Investments in cash and Cash Equivalents; (iii) Investments in property and other assets owned or used by the Company or any Restricted Subsidiary in the ordinary course of business; (iv) loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Capital Stock of the Company or any direct or indirect parent of the Company pursuant to compensatory plans approved by the Board of Directors in good faith; (v) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers; (vii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 hereof; (viii) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments; (ix) Investments existing on the Issue Date; (x) accounts receivable created or acquired and advances to suppliers created or incurred in the ordinary course of business; (xi) guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under this Indenture; (xii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xii) that are at that time outstanding, not to exceed the greater of (A) $150.0 million and (B) 4% of the Company’s Total Assets; (xiii) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; (xiv) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; (xv) guarantees by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company permitted by Section 4.09 hereof and (xii) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business.

“Permitted Subsidiary Preferred Stock” means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (xv) of the definition of Permitted Indebtedness, does not exceed $15.0 million.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Exchange Notes” has the meaning set forth in the Appendix hereto.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and (ii) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment. For the avoidance of doubt, transactions consummated under the 2013 Accounts Receivable Facility (as in effect on the Issue Date) are Qualified Securitization Transactions.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody’s or S&P or both, as the case may be.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and its successors and assigns, Credit Suisse Securities (USA) LLC and its successors and assigns, Morgan Stanley & Co. LLC and its successors and assigns and RBC Capital Markets, LLC and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding date that the applicable redemption notice is first sent or mailed.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of Indebtedness existing on the Issue Date or thereafter incurred (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such then-existing or thereafter-incurred future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not (i) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under this Indenture); and (ii) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Issuer, Holdings, the Guarantors and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Notes.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

“Required Premiums” has the meaning set forth in the definition of Refinancing Indebtedness.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) who has direct responsibility for the administration of this Indenture and means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.), or any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (i) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (A) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or (C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (ii) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and (iii) to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. For the avoidance of doubt, TransDigm Receivables LLC constitutes a Securitization Entity as of the Issue Date:

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, any Indebtedness of the Company, the Issuer, Holdings or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of: (x) all monetary obligations of every nature of the Company, the Issuer, Holdings or any Guarantor under the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (and guarantees thereof) and (z) all obligations (and guarantees thereof) under

Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include (i) any Indebtedness of the Company, the Issuer, Holdings or a Guarantor to the Company, the Issuer, Holdings or to a Subsidiary of the Company, (ii) any Indebtedness of the Company, the Issuer, Holdings or any Guarantor to, or guaranteed by the Company, the Issuer, Holdings or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company, the Issuer, Holdings or any Subsidiary of the Company (including amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities, (iii) any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations); (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for Federal, state, local or other taxes owed or owing by the Company, the Issuer, Holdings or any of the Guarantors, (vi) that portion of any Indebtedness incurred either in violation of Section 4.09 hereof (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers’ Certificate of the Company or the Issuer to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture), (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, the Issuer, Holdings or any of the Guarantors, as applicable, and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, the Issuer, Holdings or any of the Guarantors.

“Senior Subordinated Debt” means with respect to a Person, the Notes (in the case of the Issuer), the 2020 Notes, the 2022 Notes, the 2024 Notes, the 2025 Notes and the 2026 Notes (in the case of the Company), Guarantees or the guarantees of the 2020 Notes, the 2022 Notes, the 2024 Notes, the 2025 Notes and the 2026 Notes (in the case of the Issuer, a Guarantor or Holdings) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

“Significant Subsidiary” means with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

“Subsidiary” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

“Transaction Date” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transfer Restricted Notes” has the meaning set forth in the Appendix hereto.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” of any Person means (i ) any Subsidiary of such Person that at the time of determination shall be, or continue to be, designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly-acquired or newly-formed Subsidiary) (other than the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that (i) the Company certifies to the Trustee that such designation complies with Section 4.07 hereof, and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09 hereof and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then-outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying: (A) the amount of each then-remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Additional Amounts” “Affiliate Transaction”	4.20 4.11(a)
“Appendix”	2.01
“Authentication Order”	2.02
“Blockage Notice”	10.03, 12.03
“Change of Control Offer”	4.15(a)
“Change of Control Payment Date”	4.15(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.19(a)
“DTC”	3.03
“Event of Default”	6.01
“FATCA”	4.20(f)
“Guaranteed Obligations”	11.01
“incur”	4.09
“Initial Lien”	4.12
“Legal Defeasance”	8.02
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“Offer Period”	3.09
“pay its Guarantee”	12.03
“pay the Notes”	10.03
“Paying Agent”	2.03
“Payment Blockage Period”	10.03, 12.03
“Payment Default”	10.03, 12.03
“Purchase Date”	3.09
“Reference Date”	4.07

Term	Defined in Section
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.20
“Restricted Payment”	4.07
“Reversion Date”	4.19
“Surviving Entity”	5.01(a), (b)
“Suspended Covenants”	4.19
“Suspension Date”	4.19
“Suspension Period”	4.19
“Tax Redemption Date”	3.10
“Taxes”	4.20
“Taxing Authority”	4.20

SECTION 1.03. Trust Indenture Act Definitions.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Company, the Issuer, Holdings and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(7) references in this Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest that is payable pursuant to the Registration Rights Agreement.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating.

Provisions relating to the Initial Notes, the Private Exchange Notes and the Exchange Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in and expressly made part of this Indenture. The Initial Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form of Exhibit A to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Exchange Notes, the Private Exchange Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form of Exhibit B to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix and Exhibits A and B to the Appendix are part of the terms of this Indenture.

SECTION 2.02. Execution and Authentication.

Two Officers shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $500,000,000 of 6.875% Senior Subordinated Notes due 2026 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Issuer signed by two Officers or by an Officer and an Assistant Secretary of the Issuer (each an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes, Additional Notes, Exchange Notes or Private Exchange Notes or such other information as the Trustee shall reasonably request and, in the case of an issuance of Additional

Notes pursuant to Section 2.14 after the Issue Date, shall certify that such issuance is in compliance with Section 4.09.

The Notes shall be issued only in registered form, without coupons and only in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as the Registrar or any Paying Agent or agent for service of notices and demands.

In authenticating such Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and shall be fully protected in relying upon:

(a) A copy of the resolution or resolutions of the Board of Directors in or pursuant to which the terms and form of the Notes were established, certified by the Secretary or an Assistant Secretary of the Issuer, to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officers’ Certificate pursuant to general authorization of the Board of Directors, such Officers’ Certificate;

(b) an executed supplemental indenture, if any;

(c) an Officers’ Certificate delivered in accordance with Section 13.05 hereof; and

(d) an Opinion of Counsel which shall state that the Notes have been duly authorized by all necessary corporate action of the Issuer and, when executed, issued and authenticated in accordance with the terms of this Indenture and delivered by the Trustee, will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to any conditions and qualifications specified in such Opinion of Counsel.

SECTION 2.03. Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their registration of transfer and exchange. The Issuer may have one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or the Registrar without notice to any Holder.

The Issuer shall enter into an appropriate agency agreement with the Registrar or any Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agency agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the

Issuer fails to appoint or maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly Owned Subsidiary of the Company incorporated or organized within the United States of America may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints the Depository (as defined in the Appendix) to act as depositary with respect to the Global Notes (as defined in the Appendix).

The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. The Registrar and Paying Agent shall be entitled to the rights and immunities of the Trustee hereunder.

SECTION 2.04. Paying Agent to Hold Money in Trust.

Prior to 10:00 a.m., New York time, on or prior to each due date of the principal, premium and Additional Amounts, if any, and interest on any Note, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, Additional Amounts, if any, and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on the Notes and shall notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Issuer or the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, and the Issuer shall otherwise comply with TIA §312(a).

SECTION 2.06. Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note being transferred for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, such Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 or 9.05 hereof).

(b) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(c) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

(d) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption under Section 3.03 hereof and ending at the close of business on such day, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(e) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent or the person on whose behalf the Global Note is held) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Paying Agent, the Registrar and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium and Additional Amounts, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Paying Agent, the Registrar or the Issuer shall be affected by notice to the contrary.

(g) None of the Issuer, the Trustee, any agent of the Issuer or the Trustee (including any Paying Agent or Registrar) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(h) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among depositary participants or beneficial owners of interest in any global security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Registrar, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity or a security bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionally with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, those delivered to it for cancellation and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding, and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium and Additional Amounts, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then, on and after that date, such Notes (or portions thereof) shall cease to be outstanding, and interest on them shall cease to accrue.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.10. Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuer may prepare, and the Trustee, upon receipt of an Authentication Order, shall authenticate, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare, and the Trustee shall authenticate, Definitive Notes and deliver them in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation in accordance with its customary procedures and, if requested in writing, deliver a certificate of such disposal to the Issuer unless the Issuer directs the Trustee in writing to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes that it has redeemed, paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay defaulted interest (plus interest on such defaulted interest at the applicable interest rate on the Notes to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee (provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest) and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of defaulted interest to be paid.

SECTION 2.13. CUSIP or ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP”, “ISIN” or other similar identification numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP”,

“ISIN” or such other similar identification numbers in notices of redemption or repurchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “CUSIP”, “ISIN” or such other similar identification numbers.

SECTION 2.14. Issuance of Additional Notes.

The Issuer shall be entitled, subject to the Company’s compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes or Private Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in a Board Resolution and an Officers’ Certificate of the Issuer, a copy of each which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date and the “CUSIP”, “ISIN” or other similar identification numbers of such Additional Notes;

(3) whether such Additional Notes shall be Transfer Restricted Notes and issued in the form of Initial Notes as set forth in the Appendix to this Indenture or shall be issued in the form of Exchange Notes as set forth in Exhibit B to the Appendix; and

(4) if any Additional Notes are not fungible with any of the Notes then outstanding for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days but not more than 60 days (or such shorter period, as agreed to by the Trustee) before a redemption date, an Officers’ Certificate setting forth (i) the redemption date, (ii) the redemption price and (iii) the “CUSIP”, “ISIN” or other similar identification numbers of the Notes to be redeemed.

SECTION 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, DTC shall select the Notes to be redeemed or purchased among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or, if the Notes are not so listed, by lot or otherwise in accordance with the procedures of DTC. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

Notes and portions of Notes selected shall be in a principal amount of $200,000 or in integral multiples of $1,000 in excess thereof. The provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuer shall send to The Depository Trust Company (“DTC”) in the case of Global Notes, or mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address in the case of certificated notes.

The notice shall identify the Notes to be redeemed, including “CUSIP”, “ISIN” or other similar identification numbers, if any, and shall state:

(a) the redemption date;

(b) the redemption price (or manner of calculation if not then known);

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the “CUSIP”, “ISIN” or other similar identification number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 5 days prior to the date the Issuer wishes the notice to be given, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is sent or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 3.05. Deposit of Redemption Price.

Prior to 10:00 a.m New York time on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the applicable interest rate on the Notes.

SECTION 3.06. Notes Redeemed in Part.

Upon surrender of a Note in the form of a certificated note that is redeemed in part, the Issuer shall issue and, upon the Issuer’s written request, the Trustee shall authenticate for the Holder at the expense of the Issuer, a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Optional Redemption.

(a) Beginning on the Initial Redemption Date, the Issuer shall be entitled to redeem the Notes (which includes Additional Notes, if any) at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) if redeemed during the twelve-month period commencing on May 15 of the year set forth below:

Year	Percentage
2021	105.156%
2022	103.438%
2023	101.719%
2024 and thereafter	100.00%

(b) The Issuer shall pay all accrued and unpaid interest on the Notes redeemed (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) and Additional Amounts, if any.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(d) In addition, prior to May 15, 2021 the Issuer shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (calculated by the Issuer and expressed as a percentage of principal amount) of 106.875%, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Holdings, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes by the Issuer is contributed to the equity capital of the Company); provided, however, that: (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly by the Issuer or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

(e) Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

(f) Prior to the Initial Redemption Date, the Issuer shall be entitled at its option to redeem all or a portion of the Notes at a redemption price (calculated by the Issuer) equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption shall be sent to DTC in the case of Global Notes, or mailed by first-class mail to each Holder’s registered address in the case of certificated notes (and, to the extent permitted by applicable procedures and regulations, electronically), not less than 30 nor more than 60 days prior to the redemption date.

SECTION 3.08. Mandatory Redemption; Open Market Purchases.

(a) The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(b) The Issuer shall be entitled at its option at any time and from time to time to purchase Notes in the open market or otherwise.

SECTION 3.09. Offer to Purchase by Application of Net Proceeds Offer Amount.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence a Net Proceeds Offer, it shall follow the procedures specified below.

The Net Proceeds Offer shall remain open for a period of 20 Business Days following its commencement or such longer period as may be required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Net Proceeds Offer Amount (as defined in Section 4.10 hereof) or, if less than the Net Proceeds Offer Amount has been tendered, all Notes tendered in response to the Net Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Upon the commencement of a Net Proceeds Offer, the Issuer shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(a) that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Net Proceeds Offer shall remain open and, if the Net Proceeds Offer is also made to holders of other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company pursuant to Section 4.10 hereof, the notice shall identify such Senior Subordinated Debt and state that the Net Proceeds Offer is also made to holders of such Senior Subordinated Debt;

(b) the Net Proceeds Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a portion of a Note purchased pursuant to a Net Proceeds Offer may only elect to have such Note purchased in denominations of $200,000 and integral multiples of $1,000 in excess thereof;

(f) that Holders electing to have a Note purchased pursuant to any Net Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Issuer, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders and other Senior Subordinated Debt surrendered by the holders thereof exceeds the Offer Amount, the Company shall select the Notes and other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company to be purchased in accordance with the depository’s procedures (based on the amounts of Notes and such other Senior Subordinated Debt tendered and with such adjustments as may be deemed appropriate by the Company so that only Notes or other Senior Subordinated Debt in denominations of $2,000 and integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes and other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company or portions thereof tendered pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been tendered, all Notes and other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company or portions thereof tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or such other Senior Subordinated Debt or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Issuer, DTC or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue (or cause to be delivered by book-entry transfer) a new Note, and the Trustee, with respect to a Note in certificated form, upon written request from the Issuer, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Net Proceeds Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

To the extent that the provisions of any securities laws or regulations conflict with this Section 3.09 or Section 4.10 hereof, the Company and the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 or Section 4.10 hereof.

SECTION 3.10. Optional Redemption for Tax Reasons.

The Issuer may, at its option, redeem all (but not less than all) of the Notes then outstanding at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption (a “Tax Redemption Date”) and all Additional Amounts, if any, then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company, Holdings, the Issuer or a Guarantor has become, or would become, after taking reasonable measures, if any, available to it to avoid it, obliged to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of any change in laws or treaties of a Relevant Taxing Jurisdiction (including any regulations promulgated thereunder) or in any interpretation, administration or application regarding such laws, treaties or regulations (including a judicial decision rendered by a court of competent jurisdiction in a Relevant Taxing Jurisdiction), if such change is announced and becomes effective on or after the Issue Date. The Issuer shall provide notice of any such redemption to the Holders and the Trustee at least ten days in advance of such redemption; provided that such notice shall not be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment with respect to the Notes was due on such date.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall pay or cause to be paid the principal amount, premium and Additional Amounts, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal amount, premium and Additional Amounts, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal amount, premium and Additional Amounts, if any, and interest then due. The Issuer shall pay all Additional Interest, if any, on the Transfer Restricted Notes in the same manner on the same dates and in the amounts set forth in the Registration Rights Agreement.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including postpetition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or any Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03. Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations. For so long as Holdings or another direct or indirect parent company of the Company is a guarantor of the Notes, this Indenture will permit the Company to satisfy its obligations under the first sentence of this Section 4.03(a) by furnishing financial information relating to Holdings; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

(b) The Company and the Issuer shall at all times comply with TIA § 314(a).

(c) For so long as any Notes remain outstanding, the Company, the Issuer and the Guarantors shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Should the Company or the Issuer deliver to the Trustee any such information, reports or certificates or any annual reports, information, documents and other reports pursuant to TIA § 314(a), delivery of such information, reports or certificates or any annual reports, information, documents and other reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.04. Compliance Certificate.

(a) The Company, the Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year commencing in 2019, an Officers’ Certificate stating that a review of the activities of the Issuer, the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and the Issuer have kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company and the Issuer have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and the Issuer are taking or propose to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company and the Issuer are taking or propose to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b) The Company or the Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company and the Issuer are taking or propose to take with respect thereto.

SECTION 4.05. [Intentionally Omitted].

SECTION 4.06. Stay, Extension and Usury Laws.

The Company, the Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Restricted Payments.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on, or in respect of, shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary of the Company that is not a Wholly Owned Subsidiary of the Company to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary of the Company that is an entity other than a corporation));

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, of the Issuer or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (vi) of the definition of “Permitted Indebtedness” and (y) the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to December 14, 2010 (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14) of the following paragraph) shall exceed the sum of, without duplication:

(u) $400 million; plus

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to October 1, 2010 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100% of the aggregate net cash proceeds (including the fair market value of property (as determined by the Company in good faith) other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 14, 2010 and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than Excluded Contributions); plus

(x) without duplication of any amounts included in clause (ii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to December 14, 2010 by the Company from a holder of the Company’s Capital Stock; plus

(y) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to December 14, 2010 of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(z) an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary subsequent to December 14, 2010 (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any

Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at any time subsequent to December 14, 2010 such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (ii)(w) and (ii)(x) of the immediately preceding paragraph;

(3) the acquisition of any Indebtedness of the Company, the Issuer or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

(4) Dividend Equivalent Payments and payments to a direct or indirect parent of the Company for the purpose of permitting any of such entities to redeem or repurchase common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such Dividend Equivalent Payments and redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year the sum of (A) $25 million in any fiscal year carried over to succeeding fiscal years (with unused amounts so carrying over as of the Issue Date) subject to a maximum (without giving effect to the following clause (B)) of $50 million in any fiscal year plus (B) any amounts not utilized in any preceding fiscal year following December 14, 2010 that were otherwise available under this clause (4) for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since December 14, 2010 of Capital Stock (other than Disqualified Capital Stock) to members of the Company’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (ii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;

(5) the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year does not exceed the amount that the Company and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Company to pay such taxes as a stand~~-~~alone taxpayer, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise price thereof or the withholding of a portion of such Capital Stock to pay the taxes payable on account of such exercise;

(7) additional Restricted Payments in an aggregate amount not to exceed $75.0 million;

(8) [intentionally omitted];

(9) payments of dividends on Disqualified Capital Stock issued in compliance with Section 4.09 hereof;

(10) Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by Section 4.10 hereof (including after the making by the Issuer of any Net Proceeds Offer required to be made by the Issuer pursuant to such Section and the application of the entire Net Proceeds Offer Amount to purchase all Notes and other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company tendered therein);

(11) the repayment or extension of intercompany debt that is permitted under this Indenture;

(12) cash payments in lieu of fractional shares in connection with the exercise of warrants, stock options or other securities convertible into or exchangeable into Capital Stock of the Company;

(13) upon occurrence of a Change of Control, and within 60 days after the completion of the Change of Control Offer pursuant to Section 4.15 hereof (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Issuer or the Company that are subordinate or junior in right of payment to the Notes or the Guarantees required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary; and

(14) Restricted Payments that are made with Excluded Contributions.

Notwithstanding any of the foregoing to the contrary, the Company and its Restricted Subsidiaries may make any Restricted Payment so long as (1) no Default or Event of Default has occurred and is continuing and (2) at the time of such Restricted Payment and after giving pro forma effect thereto, the Company’s Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0; provided, however, that if, at any time the criteria set forth in the preceding clause (2) cease to be satisfied, all Restricted Payments made by the Company or any of its Restricted Subsidiaries occurring on or after the date on which such criteria ceased to be satisfied shall be required to be made, to the extent permitted thereby, in compliance with the preceding paragraphs of this covenant, and the amount available for Restricted Payments pursuant to clause (ii) of the first paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (ii) on such date without giving effect to any Restricted Payments made through such date pursuant to and in compliance with this paragraph; provided, further, that, if the Company or any of its Restricted Subsidiaries become contractually obligated to make any Restricted Payment at the time criteria set forth in the preceding clauses (1) and (2) continues to be satisfied, then the Company or such Restricted Subsidiary, as the case may be, may continue to make such Restricted Payments, even if the criteria in such clauses (1) and (2) ceases to be satisfied at the time such Restricted Payment is actually made, notwithstanding the limitation set forth in the preceding proviso, and the amount available for Restricted Payments pursuant to clause (ii) of the first paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (ii) on such date without giving effect to any Restricted Payments made on such date pursuant to and in compliance with this proviso.

For purposes of determining compliance with this covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (14) above, or is permitted to be made pursuant to clause (ii) of the first paragraph of this covenant (including by virtue of qualifying as a Permitted Investment), the Company will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant. Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investments”).

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (other than the Issuer) to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary”. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of the designation and shall reduce the amount available for Restricted Payments under the first paragraph of this Section 4.07. All of those outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation shall only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to: (a) pay dividends or make any other distributions on, or in respect of, its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company, the Issuer or any Guarantor; or (c) transfer any of its property or assets to the Company, the Issuer or any Guarantor, except, with respect to clauses (a), (b) and (c), for such encumbrances or restrictions existing under or by reason of: (1) applicable law, rule, regulation or order; (2) this Indenture, the Notes, the 2020 Notes, the 2022 Notes, the 2024 Notes, the 2025 Notes, the 2026 Notes and the Guarantees; (3) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) the Credit

Facilities as entered into or existing on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification; restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances); (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien; (8) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale; (9) any agreement or instrument governing Capital Stock of any Person that is acquired; (10) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (11) other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Issue Date or permitted to be issued or incurred under this Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances); (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) and (6) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; (14) customary provisions in joint venture, partnership, asset sale, sale leaseback and other similar agreements; and (15) customary provisions in leases and other agreements entered into in the ordinary course of business.

SECTION 4.09. Incurrence of Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0; provided, however, that the amount of Indebtedness (including Acquired Indebtedness) that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors or the Issuer shall not exceed $200 million at any one time outstanding.

SECTION 4.10. Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company); (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of: (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance or the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet, as determined by the Company) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets; (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and (c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) after December 14, 2010 that is at that time outstanding, not to exceed the greater of $150 million and 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this Section 4.10; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 545 days of receipt thereof either

(A) to prepay any Senior Debt or Indebtedness of a Restricted Subsidiary that is neither the Issuer nor a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)),

(B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary, by the end of such 545-day period, has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets, and such investment is consummated within 120 days from the date on which such binding agreement is entered into, and, with respect to the amount of such investment, the reference to the 546th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 546th day)) or

(C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 546th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes and such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon and Additional Amounts, if any, to the date of purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt); provided, however, that if at any time any non-cash consideration (including any Designated Non-cash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder, and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $40.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates to at least $40.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $40.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries shall be permitted to consummate an Asset Sale without complying with such paragraph to the extent that: (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and (ii) such Asset Sale is for fair market value (as determined in good faith by the Company); provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

Notice of each Net Proceeds Offer will be sent to DTC, in the case of Global Notes, or mailed to the record Holders as shown on the register of Holders, in the case of certificated notes, within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09 hereof. To the extent that the aggregate amount of Notes and other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Issuer and the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Issuer and the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

SECTION 4.11. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $20.0 million unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The restrictions set forth in Section 4.11(a) hereof shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management; (ii) transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company; (iv) Restricted Payments or Permitted Investments permitted by this Indenture; (v) transactions effected as part of a Qualified Securitization Transaction; (vi) payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith; (vii) sales of Qualified Capital Stock; (viii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement taken as a whole are not materially disadvantageous to the Holders; (ix) transactions permitted by, and complying with, the provisions of Article 5 hereof, (x) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company; and (xi) transactions in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company.

SECTION 4.12. Liens.

The Company shall not, and shall not cause or permit the Issuer or any Guarantor to, incur any Secured Debt that is not Senior Debt of such Person unless, contemporaneously therewith, such Person makes effective provision to secure the Notes or the relevant Guarantee, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien (the “Initial Lien”). Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt and that holders of such other Secured Debt may exclusively control the disposition of property subject to the Initial Lien.

SECTION 4.13. Conduct of Business.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (which shall include engineered components businesses not within the aerospace industry).

SECTION 4.14. Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.15. Offer to Repurchase upon Change of Control.

(a) If a Change of Control occurs, each Holder shall have the right to require that the Issuer purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Amounts, if any, to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Issuer must send, in the case of Global Notes, through the facilities of DTC and, in the case of certificated notes, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent or mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and the Trustee shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $200,000 and integral multiples of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to the mailing of the notice referred to in Section 4.15(a) above, but in any event within 30 days following any Change of Control, the Company shall: (i) repay in full all Indebtedness under the Credit Facilities and all other Senior Debt the terms of which require repayment upon a Change of Control; or (ii) obtain the requisite consents under the Credit Facilities and all such other Senior Debt to permit the repurchase of the Notes as provided below. The Company’s failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (c) and not in clause (b) under Section 6.01 hereof.

(c) The Issuer and the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Issuer and the Company comply with the provisions of any such securities laws or regulations, neither the Issuer nor the Company shall be deemed to have breached its obligations under this Section 4.15.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to Section 3.03 hereof prior to the date on which notice of the Change of Control Offer must be sent.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.16. No Senior Subordinated Debt.

The Company shall not, and shall not permit the Issuer or any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or the Guarantee of the Company or such Guarantor, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company, the Issuer or such Guarantor, as the case may be. For the avoidance of doubt, unsecured Indebtedness is not subordinated or junior to Secured Debt merely because it is unsecured.

SECTION 4.17. Additional Guarantees.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or acquire another Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary within 20 Business Days executes and delivers a supplemental indenture to this Indenture, providing for a senior subordinated guarantee of payment of the Notes by such Domestic Restricted Subsidiary; provided, however, that such Domestic Restricted Subsidiary need not execute and deliver such a supplemental indenture for so long as such Domestic Restricted Subsidiary is an Immaterial Domestic Restricted Subsidiary; provided further, however, that the Company will cause a Domestic Restricted Subsidiary that was an Immaterial

Domestic Restricted Subsidiary but has ceased to qualify as an Immaterial Domestic Restricted Subsidiary to execute and deliver a supplemental indenture to this Indenture, providing for a senior subordinated guarantee of payment of the Notes by such Domestic Restricted Subsidiary no later than 20 Business Days after the end of the most recently ended fiscal quarter of the Company in which such Domestic Restricted Subsidiary ceased to be an Immaterial Domestic Restricted Subsidiary; provided further, however, that, if at any time, Domestic Restricted Subsidiaries that are not Guarantors because they are Immaterial Domestic Restricted Subsidiaries constitute in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Company for which financial statements are available or more than 5% of Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Company for which financial statements are available, then the Company shall cause one or more such Domestic Restricted Subsidiaries to become Guarantors (notwithstanding that such Domestic Restricted Subsidiaries are, individually, Immaterial Domestic Restricted Subsidiaries), no later than 20 Business Days after the end of the most recently ended fiscal quarter in which such requirement was triggered, such that the foregoing condition ceases to be true.

SECTION 4.18. Limitation on Preferred Stock of Restricted Subsidiaries.

The Company shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this Section 4.18 will not apply to (w) the Issuer or any of the Guarantors, (x) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with Section 4.09 hereof.

SECTION 4.19. Suspension of Covenants.

(a) During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(1)	Section 4.07;

(2)	Section 4.08;

(3)	Section 4.09;

(4)	Section 4.10;

(5)	Section 4.11;

(6)	Section 4.13;

(7)	Section 4.16;

(8)	Section 4.17;

(9)	Section 4.18; and

(10)	clause (ii) of the first paragraph of Section 5.01

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds with respect to any applicable Net Proceeds Offer Trigger Date shall be set at zero at such date (the “Suspension Date”). In addition, in the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by Section 4.17 to execute a supplemental indenture shall execute such supplemental indenture required by such covenant. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(b) On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09 to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.09, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (iii) of the definition of Permitted Indebtedness. Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to the first paragraph of Section 4.07.

(c) If (i) a Change of Control occurs that results in either (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or Group (as defined in the definition of Change of Control) other than an Affiliate (other than a Person that becomes an Affiliate solely as a result of such transaction) of the Company or (b) any Person or Group other than an Affiliate (other than a Person that becomes an Affiliate solely as a result of such transaction) of the Company becomes the beneficial owner, directly or indirectly, of shares representing 100% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings and (ii) such Person or Group acquiring control pursuant to clause (i) above is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Company shall not be subject to Section 4.03(a) from that time if and for so long as such Person or Group maintains Investment Grade Ratings from both Rating Agencies.

(d) The Issuer shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension Event. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Issuer shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

SECTION 4.20. Additional Amounts.

All payments made by the Company, Holdings, the Issuer and the Guarantors under or with respect to the Notes and the Guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment, or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency or authority therein or thereof having the power to tax (each, a “Taxing Authority”) in any jurisdiction in which the Company, Holdings, the Issuer or any Guarantor (including their permitted successors and assigns) is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made (each, a “Relevant Taxing Jurisdiction”) unless the Company, Holdings, the Issuer or the Guarantor is required to withhold or deduct Taxes by law or by the relevant Taxing Authority’s interpretation or administration thereof.

If the Company, Holdings, the Issuer or a Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Guarantees (as the case may be), the Company, Holdings, the Issuer or the Guarantors (as the case may be) will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will be equal to the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder to the extent:

(a) any such Taxes would not have been imposed but for the existence of any present or former connection between such holder or the beneficial owner of the Notes and the Relevant Taxing Jurisdiction imposing such Taxes otherwise than merely by the acquisition, ownership or disposition of such Note or receiving any payment in respect thereof or the exercise or enforcement of any rights under the Notes or the Guarantees;

(b) such holder or the beneficial owner of the Notes would not have been liable for or subject to such withholding or deduction on account of such Taxes but for the failure to make a valid declaration of non-residence or similar claim for exemption or to provide information concerning nationality, residence or connection with the Relevant Taxing Jurisdiction if:

(1) the making of such declaration or claim or provision of such information is required or imposed by statute, treaty, regulation, ruling or administrative practice of a Taxing Authority of the Relevant Taxing Jurisdiction as a pre-condition to an exemption from, or reduction in, such Taxes; and

(2) at least 30 days prior to the first payment date with respect to which the Company, Holdings, the Issuer or the Guarantors shall apply this clause (2), the Company, Holdings, the Issuer or the Guarantors shall have notified that Holder in writing that they shall be required to provide such declaration, claim or information; or

(c) such Holder would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent in a member state of the European Union (as constituted on the Issue Date) or in the United States;

(d) any such Taxes would not have been imposed but for the presentation by the holder of such Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due or payable or was duly provided for, whichever is later;

(e) any such Taxes withheld, deducted, or imposed on a payment on or with respect to the Notes to a holder that is a fiduciary, a partnership or a person other than the sole beneficial owner of any such payment, if such Taxes would not have been imposed had the beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of the payment been the holder of the Note;

(f) any such Taxes required to be withheld or deducted under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(g) of any combination of the immediately preceding clauses (a) to (f) (inclusive);

In addition, Additional Amounts will not be payable with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge with respect to such Notes or with respect to any Tax which is payable otherwise than by deduction or withholding from payments of principal of, premium or discount, if any, or interest on, the Notes.

The Company, Holdings, the Issuer or the Guarantors (as the case may be) will also:

(a) make any required withholding or deduction: and

(b) remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law.

The Company, Holdings, the Issuer or the Guarantors (as the case may be) will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Company, Holdings, the Issuer or the Guarantors (as the case may be) will use reasonable efforts to furnish to the Holders (with a copy to the Trustee), within 30 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Company, Holdings, the Issuer or the Guarantors (as the case may be) or, if such receipts are not obtainable, other evidence of such payments by the Company, Holdings, the Issuer or the Guarantors (as the case may be).

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company, Holdings, the Issuer or the Guarantors (as the case may be) will be obliged to pay Additional Amounts with respect to such payment, the Company, Holdings, the Issuer or the Guarantors (as the case may be) will deliver to the Trustee and the Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent on behalf of the Trustee to pay such Additional Amounts to the Holders on the payment date.

Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal, premium, interest or any other amount payable under or with respect to any of the Notes, this includes payment of any Additional Amounts that may be applicable.

The Company, Holdings, the Issuer or the Guarantors (as the case may be) will pay any stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from the original execution, delivery or registration of the Notes, the initial resale thereof by the initial purchasers and the enforcement of the Notes or the Guarantees following the occurrence of any Event of Default with respect to the Notes.

The foregoing provisions will survive any termination, defeasance or discharge of the Notes and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Company, Holdings, the Issuer or any Guarantor, as the case may be, is organized, engaged in business, resident for tax purposes, or otherwise subject to taxation on a net income basis or any political sub-divisions or taxing authority or agency thereof or therein.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of Assets.

(a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted

Subsidiaries) to any Person unless (i) either: (a) the Company shall be the surviving or continuing corporation; or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”): (x) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the Company’s obligations under its Guarantee and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof, or the Consolidated Fixed Charge Coverage Ratio for the Surviving Entity and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; (iii) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(b) The Issuer shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Issuer’s assets to any Person unless:

(1)

either (i) the Issuer shall be the surviving or continuing corporation; or (ii) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer substantially as an entirety (the “Surviving Entity”): (x) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of England and Wales, the United States of America or any State thereof or the District of Columbia; and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium and Additional Amounts, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement to be performed or observed on the part of the Issuer; provided, that at any time the Issuer or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(2)	except in the case of a merger of the Issuer with or into the Company or a Restricted Subsidiary of the Company, and except in the case of a merger entered into solely for the purpose of reincorporating the Issuer in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(3)	the Issuer or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

(c) Each Guarantor shall not, and the Company shall not permit any such Guarantor to, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1)	(except in the case of such Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.10 hereof in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

(2)	except in the case of a merger of such Guarantor with or into the Company, the Issuer or another Guarantor of the Company, and except in the case of a merger entered into solely for the purpose of reincorporating such Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (b)(1) (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(d) Holdings shall not consolidate or merge with or into, or sell, assign, transfer, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not Holdings) shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of Holdings, if any, under its Guarantee;

(2)	except in the case of a merger entered into solely for reincorporating Holdings in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (c)(1) (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

In case of any such consolidation, merger, sale or conveyance, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the

Trustee and satisfactory in form to the Trustee, of the Guarantee of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Restricted Subsidiary, such successor Person shall succeed to and be substituted for the Restricted Subsidiary with the same effect as if it had been named herein as a Restricted Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Guarantees of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this Section 5.01.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation, combination or merger, or any transfer of all or substantially all of the assets of the Company or the Issuer in accordance with Section 5.01 hereof, in which the Company or the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Company or the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company or the Issuer under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Indenture.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

“Event of Defaults” are:

(a) the failure to pay interest on or Additional Amounts, if any, with respect to any Notes when the same becomes due and payable if the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10 or Article 12 hereof);

(b) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net

Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10 or Article 12 hereof);

(c) a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 60 days (or 180 days in the case of the covenant described under Section 4.03 hereof) after either the Company or the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 hereof, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company, the Issuer or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time;

(e) one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company, the Issuer or any Significant Subsidiaries of the Company and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f) the Company, the Issuer or any Significant Subsidiaries of the Company pursuant to, or within the meaning of, Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors, or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Issuer or any Significant Subsidiaries of the Company;

(ii) appoints a custodian of the Company, the Issuer or any Significant Subsidiaries of the Company or for all or substantially all of the property of the Company, the Issuer or any Significant Subsidiaries of the Company; or

(iii) orders the liquidation of the Company, the Issuer or any Significant Subsidiaries of the Company;

(iv) and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 hereof with respect to the Company or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, accrued interest on, and Additional Amounts, if any, with respect to all the Notes to be due and payable immediately by notice in writing to the Company, the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facilities or five Business Days after receipt by the Company, the Issuer and the Representative under the Credit Facilities of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in clause (f) or (g) of Section 6.01 hereof with respect to the Company or the Issuer occurs and is continuing, then all unpaid principal of, and premium and Additional Amounts, if any, and accrued and unpaid interest on, all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or Additional Amounts, if any, or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest, overdue principal and overdue Additional Amounts, if any, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if either the Company or the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (f) or (g) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Amounts, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, Additional Amounts, if any, and interest on the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Holders of a majority in principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then-outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Amounts, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or the Issuer for the whole amount of principal amount of, premium and Additional Amounts, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest, Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company or the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

Any money collected by the Trustee pursuant to this Article, and any other money or property distributable in respect of the Company’s or the Issuer’s obligations under this Indenture after an Event of Default, shall be applied in the following order:

First: to the Trustee (including a predecessor Trustee), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee (including a predecessor Trustee) and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal amount, premium, Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal amount, premium, Additional Amounts, if any, and interest, respectively; and

Third: to the Company, the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the then-outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions which are specifically provided for by any provision herein to be provided to it, the Trustee shall examine the certificates and opinions which are specifically required to be delivered to the Trustee by any provision of this Indenture to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or the Issuer shall be sufficient if signed by an Officer of the Company or the Issuer.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

(j) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(k) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Registrar or any Paying Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for, and makes no representation as to the validity or adequacy of, this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

(a) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b) Within 90 days after the occurrence of a Default or an Event of Default, the Trustee shall mail (or otherwise transmit in accordance with the applicable procedures of DTC) to Holders, as their names and addresses appear in the security register for the Notes, a notice of the Default or Event of Default known to the Trustee, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Amounts, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2019, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on, or delisted from, any stock exchange.

The Trustee shall not be deemed to have any actual or constructive notice or knowledge of any reports or notice received from the Company, the Issuer, Holdings or the Guarantors and subsequently provided to the Holders.

SECTION 7.07. Compensation and Indemnity.

The Company, the Issuer, Holdings and the Guarantors shall, jointly and severally, pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company, the Issuer, Holdings and the Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company, the Issuer, Holdings and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of, or in connection with, the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company, the Issuer, Holdings and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Issuer, Holdings and the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense shall be determined to have been caused by its own negligence or willful misconduct. The Trustee shall notify the Company, the Issuer, Holdings and the Guarantors promptly of any claim of which a Responsible Offer has received notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company, the Issuer, Holdings and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Company, the Issuer, Holdings and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

To secure the Company’s, the Issuer’s, Holdings’ and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of Notes of a majority in principal amount of the then-outstanding Notes may remove the Trustee by, with 30 days’ prior notice, so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof,

(b) the Trustee is adjudged bankrupt or insolvent, or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in principal amount of the then-outstanding Notes may petition any court of competent jurisdiction, at the expense of the Issuer, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and are subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any State thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.11. Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of, and at the expense of, the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal amount of, premium and Additional Amounts, if any, and interest on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Issuer’s obligations in connection therewith, and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) and 6.01(e) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company or the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal amount at maturity of, premium, Additional Amounts, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of an election under Section 8.02 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the grant of a Lien to secure such Indebtedness) or, insofar as Section 6.01(f) or 6.01(g) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Issuer shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including those arising under this Indenture, and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(g) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company or the Issuer with the intent of preferring the Holders over any other creditors of the Company or the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or the Issuer or others;

(h) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for, or relating to, the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i) the Company or the Issuer shall have paid, or duly provided for payment of, all amounts then due to the Trustee pursuant to Section 7.07 hereof.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company or the Issuer.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal amount, premium and Additional Amounts, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on, or assessed against, the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company or the Issuer and thereafter repaid to the Company or the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have (i) become due and payable, pursuant to an optional redemption notice or otherwise or (ii) will become due and payable within one year or are to be called for redemption within one year, and the Company or the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium and Additional Amounts, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company or the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company or the Issuer has paid all other sums payable under this Indenture by the Company or the Issuer; and (iii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

SECTION 8.07. Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company or the Issuer, for two years after such principal, premium or Additional Amounts, if any, or interest has become due and payable shall be paid to the Company or the Issuer on its request or (if then held by the Company or the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company or the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Company, cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company or the Issuer.

SECTION 8.08. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium or Additional Amounts, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.09. Survival.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation or removal of the Trustee.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to, or in place of, certificated Notes or to alter the provisions of Article 2 or the Appendix hereof relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect the legal rights of any Holder;

(c) to provide for the assumption of the Company’s, Issuer’s, Holdings’ or a Guarantor’s obligations to the Holders by a successor to the Company, the Issuer, Holdings or a Guarantor pursuant to Article 5 or Article 11 hereof,

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f) to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture;

(g) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes; provided, however, that any such supplemental indenture and/or Guarantee need only be executed by the Company, the Issuer, such Guarantor and the Trustee;

(h) to provide for the issuance of Exchange Notes or Private Exchange Notes; or

(i) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company, the Issuer, Holdings and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, this Indenture (including Sections 3.09, 4.10 and 4.15 hereof), the Guarantees and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Amounts, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, or change or have the effect of changing, the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or reduce the redemption price therefor;

(c) reduce the rate of, or change or have the effect of changing, the time for payment of interest, including defaulted interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium or Additional Amounts, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Notes payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture protecting the legal right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(g) after the Company’s or the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company or the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

(h) modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes or the Guarantees in a manner which adversely affects the Holders; or

(i) make any change in the foregoing amendment and waiver provisions.

An amendment under this Section may not make any change that adversely affects the rights under Article 10 or 12 hereof or any supplemental indenture to this Indenture providing for a Guarantee of the Notes by a Restricted Subsidiary of the Company or any holder of Senior Debt of the Company, the Issuer, Holdings or of a Guarantor then outstanding (including any such change of this paragraph of this Section 9.02) unless the holders of such Senior Debt (or their Representative) consent to such change.

SECTION 9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05. Notation on, or Exchange of, Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer, in exchange for all Notes, may issue, and the Trustee shall, upon receipt of an Authentication Order, authenticate, new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be given and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

SUBORDINATION

SECTION 10.01. Agreement to Subordinate.

The Issuer agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment of all Senior Debt of the Issuer and that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt. The Notes shall in all respects rank pari passu with all other Senior Subordinated Debt of the Issuer, and only Indebtedness of the Issuer which is Senior Debt of the Issuer shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article 10 shall be subject to Section 10.12.

SECTION 10.02. Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

(1) holders of Senior Debt of the Issuer shall be entitled to receive payment in full in cash of such Senior Debt before Holders shall be entitled to receive any payment; and

(2) until the Senior Debt of the Issuer is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article 10 shall be made to holders of such Senior Debt as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to such Senior Debt to at least the same extent as the Notes.

SECTION 10.03. Default on Senior Debt of the Issuer.

The Issuer shall not pay the principal of, premium or Additional Amounts, if any, or interest on the Notes or make any deposit pursuant to Section 8.04 and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following (a “Payment Default”) occurs: (1) any Designated Senior Debt of the Issuer is not paid in full in cash when due; or (2) any other default on Designated Senior Debt of the Issuer occurs, and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash; provided, however, that the Issuer shall be entitled to pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of any Designated Senior Debt with respect to which the Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer shall not pay the

Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee of (with a copy to the Issuer) written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Debt has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt shall have accelerated the maturity of such Designated Senior Debt, the Issuer shall be entitled to resume payments on the Notes after termination of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt of the Issuer during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Debt of the Issuer (other than the Bank Indebtedness), the Representative of the Bank Indebtedness shall be entitled to give another Blockage Notice within such period; provided further, however, that in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt of the Issuer initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Debt, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 10.04. Acceleration of Payment of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Issuer shall promptly notify the holders of the Designated Senior Debt of the Company (or their Representatives) of the acceleration.

SECTION 10.05. When Distribution Must Be Paid Over.

If a distribution is made to Holders that, because of this Article 10, should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Debt of the Issuer and pay it over to them as their interests may appear. If any Designated Senior Debt of the Issuer is outstanding, the Issuer shall not pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Debt of the Issuer receive notice of such acceleration and, thereafter, shall be entitled to pay the Notes only if this Article 10 otherwise permits payment at that time.

SECTION 10.06. Subrogation.

After all Senior Debt of the Issuer is paid in full, and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Debt to receive distributions applicable to such Senior Debt. A distribution made under this Article 10 to holders of such Senior Debt which otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on such Senior Debt.

SECTION 10.07. Relative Rights.

This Article 10 defines the relative rights of Holders and holders of Senior Debt of the Issuer. Nothing in this Indenture shall:

(1) impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(2) prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt of the Issuer to receive distributions otherwise payable to Holders.

SECTION 10.08. Subordination May Not Be Impaired by the Issuer.

No right of any holder of Senior Debt of the Issuer to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Issuer or by its failure to comply with this Indenture.

SECTION 10.09. Rights of Trustee and Paying Agent.

Notwithstanding anything in this Article 10, the Trustee or Paying Agent shall continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that under this Article 10 would prohibit the making of any payments to or by the Trustee unless and until, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article 10. The Issuer, a Representative or a holder of Senior Debt of the Issuer shall be entitled to give the notice; provided, however, that, if an issue of Senior Debt of the Issuer has a Representative, only the Representative shall be entitled to give the notice. Prior to the receipt of any such written notice, the Trustee shall be entitled in all respects conclusively to presume that no such fact exists. Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received and shall not be affected by any notice to the contrary which may be received by it on or after such date. The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

The Trustee in its individual or any other capacity shall be entitled to hold Senior Debt of the Issuer with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 10 with respect to any Senior Debt of the Issuer which may at any time be held by it, to the same extent as any other holder of such Senior Debt; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Notwithstanding anything in this Article 10 to the contrary, all amounts owed to the Trustee (including amounts owed pursuant to Section 7.07 hereof) in each of its capacities hereunder shall not be subordinated to any Senior Debt of the Issuer or otherwise.

SECTION 10.10. Distribution or Notice to Representative.

Whenever any Person is to make a distribution or give a notice to holders of Senior Debt of the Issuer, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).

SECTION 10.11. Not to Prevent Events of Default or Limit Right to Accelerate.

The failure to make a payment pursuant to the Notes by reason of any provision in this Article 10 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 10 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

SECTION 10.12. Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Government Securities held in trust under Article 8 hereof by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Debt of the Issuer or subject to the restrictions set forth in this Article 10 if the provisions of this Article 10 were not violated at the time funds were deposited in trust with the Trustee pursuant to Article 8 hereof, and none of the Holders shall be obligated to pay over any such amount to the Issuer or any holder of Senior Debt of the Issuer or any other creditor of the Issuer.

SECTION 10.13. Trustee Entitled to Rely.

Upon any payment or distribution pursuant to this Article 10, the Trustee, subject to Section 7.01, and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 hereof are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Representatives of Senior Debt of the Issuer for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Debt and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Debt of the Issuer to participate in any payment or distribution pursuant to this Article 10, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 10, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 hereof shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 10.

SECTION 10.14. Trustee to Effectuate Subordination.

Each Holder by accepting a Note authorizes and directs the Trustee on its behalf to execute such documentation and to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Debt of the Issuer as provided in this Article 10 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.15. Trustee Not Fiduciary for Holders of Senior Debt of the Issuer.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of the Issuer and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Issuer or any other Person, money or assets to which any holders of Senior Debt of the Issuer shall be entitled by virtue of this Article 10 or otherwise. With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee.

SECTION 10.16. Reliance by Holders of Senior Debt of the Issuer on Subordination Provisions.

Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt of the Issuer, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt, and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

ARTICLE XI

GUARANTEES

SECTION 11.01. Guarantees.

Holdings, the Company and each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Holdings, the Company and each Guarantor further agree that the Guaranteed

Obligations may be extended or renewed, in whole or in part, without notice or further assent from Holdings, the Company or such Guarantor and that Holdings, the Company and such Guarantor will remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

Holdings, the Company and each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Holdings, the Company and each Guarantor waive notice of any default under the Notes or the Guaranteed Obligations. The obligations of Holdings, the Company and each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) except as set forth in Section 11.07, any change in the ownership of Holdings or such Guarantor.

Holdings, the Company and each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Each Guarantee is, to the extent and in the manner set forth in Article 12 hereof, subordinated and subject in right of payment to the prior payment in full of the principal of and premium and Additional Amounts, if any, and interest on all Senior Debt of Holdings, the Company or such Guarantor, as the case may be, and each Guarantee is made subject to such provisions of this Indenture.

Except as expressly set forth in Sections 11.02 and 11.07 hereof, the obligations of Holdings, the Company and each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Holdings, the Company and each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner, or to any extent, vary the risk of such Holdings or such Guarantor or would otherwise operate as a discharge of Holdings, the Company or such Guarantor as a matter of law or equity.

Holdings, the Company and each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if, at any time, payment,

or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing, and not in limitation of any other right which any Holder or the Trustee has at law or in equity against Holdings, the Company or any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, Holdings, the Company and each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.

Holdings, the Company and each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article 12. Holdings, the Company and each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of Holdings’, the Company’s or such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by Holdings, the Company or such Guarantor for the purposes of this Section.

Holdings, the Company and each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 11.02. Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by the Company or any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to the Company or such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 11.03. Successors and Assigns.

This Article 11 shall be binding upon Holdings, the Company and each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to, and be vested in, such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 11.04. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.05. Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by Holdings, the Company or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to, or demand on, Holdings, the Company or any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 11.06. [Intentionally Omitted].

SECTION 11.07. Release of Guarantor.

Upon the sale (including any sale pursuant to any exercise of remedies by a holder of Senior Debt of the Company, the Issuer or of any Guarantor) or other disposition (including by way of consolidation or merger) of a Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (in each case, other than a sale or disposition to the Company or an Affiliate of the Company), or upon designation of a Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture, such Guarantor shall be deemed released from all obligations under this Article 11 without any further action required on the part of the Trustee or any Holder. If the Guarantor becomes an Immaterial Domestic Restricted Subsidiary or ceases to be a Subsidiary of the Company or if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with the provisions of Article 8 hereof, or if its obligations under this Indenture are discharged in accordance with Section 8.06 hereof, Holdings, the Company and each Guarantor shall be released from all obligations under this Article 11 without any further action required on the part of the Trustee or any Holder. At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Guarantor pursuant to this Section 11.07.

SECTION 11.08. Contribution.

Holdings, the Company and each Guarantor that makes a payment under its Guarantee shall be entitled, upon payment in full of all Guaranteed Obligations, to contribution from Holdings, the Company and each Guarantor, as applicable, in an amount equal to

Holdings’, the Company’s or such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings’ net assets shall be those of all its Consolidated Subsidiaries other than the Company and the Guarantors).

ARTICLE XII

SUBORDINATION OF GUARANTEES

SECTION 12.01. Agreement to Subordinate.

Holdings, the Company and each Guarantor agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by Holdings’, the Company’s or such Guarantor’s Guarantee (as the case may be) is subordinated in right of payment, to the extent and in the manner provided in this Article 12, to the prior payment of all Senior Debt of Holdings, the Company or such Guarantor (as applicable) and that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt. The Guaranteed Obligations of Holdings, the Company or a Guarantor (as applicable) shall in all respects rank pari passu with all other Senior Subordinated Debt of Holdings, the Company or such Guarantor, and only Senior Debt of Holdings, the Company or such Guarantor (including Holdings’, the Company’s or such Guarantor’s Guarantee of Senior Debt of the Issuer) shall rank senior to the Guaranteed Obligations of Holdings, the Company or such Guarantor (as the case may be) in accordance with the provisions set forth herein.

SECTION 12.02. Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of Holdings, the Company or any Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of Holdings, the Company or such Guarantor (as the case may be) or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Holdings, the Company or such Guarantor (as the case may be) or its property:

(1) holders of Senior Debt of Holdings, the Company or such Guarantor (as the case may be) shall be entitled to receive payment in full in cash of such Senior Debt before Holders shall be entitled to receive any payment pursuant to the Guarantee of Holdings, the Company or such Guarantor (as the case may be); and

(2) until the Senior Debt of Holdings, the Company or any Guarantor is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article 12 shall be made to holders of such Senior Debt as their interests may appear, except that Holders may receive shares of stock and any debt securities of Holdings, the Company or such Guarantor (as the case may be) that are subordinated to such Senior Debt to at least the same extent as its Guarantee.

SECTION 12.03. Default on Senior Debt of Guarantor.

None of Holdings, the Company or any Guarantor shall make any payment on its Guarantee or purchase, redeem or otherwise retire or defease any Notes or other Guaranteed

Obligations (collectively, “pay its Guarantee”) if either of the following (a “Payment Default”) occurs (1) any Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) is not paid in full in cash when due; or (2) any other default on Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) occurs, and the maturity of such Designated Senior Debt is accelerated in accordance with its terms; unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash; provided, however, that Holdings, the Company or any Guarantor shall be entitled to pay its Guarantee without regard to the foregoing if Holdings or such Guarantor (as the case may be) and the Trustee receive written notice approving such payment from the Representative of any Designated Senior Debt with respect to which the Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, Holdings, the Company or such Guarantor (as the case may be) shall not pay its Guarantee for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee of (with a copy to Holdings, the Company or such Guarantor (as the case may be)) written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and Holdings, the Company or such Guarantor (as the case may be) from the Person or Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Debt has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt giving such Payment Notice or the Representative of such Designated Senior Debt shall have accelerated the maturity of such Designated Senior Debt, Holdings, the Company or any Guarantor shall be entitled to resume payments pursuant to its Guarantee after termination of such Payment Blockage Period. None of Holdings, the Company or any Guarantor shall be subject to more than one Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) during such period; provided, however, that if any Blockage Notice within such 360-day period is given by, or on behalf, of any holders of Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) (other than the Bank Indebtedness), the Representative of the Bank Indebtedness shall be entitled to give another Blockage Notice within such period; provided further, however, that in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Debt, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 12.04. Demand for Payment.

If a demand for payment is made on Holdings, the Company or a Guarantor pursuant to Article 11 hereof, the Trustee shall promptly notify the holders of the Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) (or their Representatives) of such demand.

SECTION 12.05. When Distribution Must Be Paid Over.

If a distribution is made to Holders that, because of this Article 12, should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Debt of Holdings, the Company or the applicable Guarantor (as the case may be) and pay it over to them or their Representatives as their interests may appear. If any Designated Senior Debt of Holdings, the Company or a Guarantor is outstanding, Holdings, the Company or such Guarantor (as the case may be) shall not make a payment on its Guarantee until five Business Days after the Representatives of all the issuers of Designated Senior Debt of Holdings, the Company or such Guarantor (as the case may be) receive notice of such acceleration and, thereafter, shall be entitled to pay the Notes only if this Article 12 otherwise permits payment at that time.

SECTION 12.06. Subrogation.

After all Senior Debt of Holdings, the Company or a Guarantor is paid in full, and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Debt to receive distributions applicable to Senior Debt of Holdings, the Company or such Guarantor (as the case may be). A distribution made under this Article 12 to holders of such Senior Debt which otherwise would have been made to Holders is not, as between Holdings, the Company or the relevant Guarantor and Holders, a payment by Holdings, the Company or such Guarantor on such Senior Debt.

SECTION 12.07. Relative Rights.

This Article 12 defines the relative rights of Holders and holders of Senior Debt of Holdings, the Company or a Guarantor. Nothing in this Indenture shall:

(1) impair, as between Holdings, the Company or a Guarantor and Holders (as the case may be), the obligation of Holdings, the Company or such Guarantor (as the case may be), which is absolute and unconditional, to pay its Guarantee to the extent set forth in Article 11; or

(2) prevent the Trustee or any Holder from exercising its available remedies upon a default by Holdings, the Company or such Guarantor (as the case may be) under its Guarantee, subject to the rights of holders of Senior Debt of Holdings, the Company or such Guarantor to receive distributions otherwise payable to Holders.

SECTION 12.08. Subordination May Not Be Impaired by the Issuer.

No right of any holder of Senior Debt of Holdings, the Company or any Guarantor to enforce the subordination of the Guarantee of Holdings, the Company or such Guarantor (as the case may be) shall be impaired by any act or failure to act by Holdings, the Company or such Guarantor (as the case may be) or by its failure to comply with this Indenture.

SECTION 12.09. Rights of Trustee and Paying Agent.

Notwithstanding anything in this Article 12, the Trustee or Paying Agent shall continue to make payments on any Guarantee, and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments to or by the Trustee, unless and until, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article 12. The Issuer, Holdings, the Company or the relevant Guarantor, a Representative or a holder of Senior Debt of Holdings, the Company or such Guarantor (as the case may be) shall be entitled to give the notice; provided, however, that, if an issue of Senior Debt of Holdings, the Company or any Guarantor (as the case may be) has a Representative, only the Representative shall be entitled to give the notice. Prior to the receipt of any such written notice, the Trustee shall be entitled in all respects conclusively to presume that no such fact exists. Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received and shall not be affected by any notice to the contrary which may be received by it on or after such date. The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

The Trustee, in its individual or any other capacity, shall be entitled to hold Senior Debt of Holdings, the Company or any Guarantor with the same rights it would have if it were not the Trustee. The Registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any Senior Debt of Holdings, the Company or any Guarantor which may at any time be held by it, to the same extent as any other holder of such Senior Debt; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Notwithstanding anything in this Article 12 to the contrary, all amounts owed to the Trustee (including amounts owed pursuant to Section 7.07 hereof) in each of its capacities hereunder shall not be subordinated to any Senior Debt of Holdings, the Company or a Guarantor or otherwise.

SECTION 12.10. Distribution or Notice to Representative.

Whenever any Person is to make a distribution or give a notice to holders of Senior Debt of Holdings, the Company or any Guarantor, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).

SECTION 12.11. Article 12 Not to Prevent Events of Default or Limit Right to Demand Payment.

The failure to make a payment pursuant to a Guarantee by reason of any provision in this Article 12 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 12 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on Holdings, the Company or any Guarantor pursuant to its Guarantee.

SECTION 12.12. Trustee Entitled to Rely.

Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Representatives for the holders of Senior Debt of Holdings, the Company or any Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Debt and other indebtedness of Holdings, the Company or such Guarantor (as the case may be), the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Debt of Holdings, the Company or any Guarantor to participate in any payment or distribution pursuant to this Article 12, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt of Holdings, the Company or such Guarantor (as the case may be) held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 12, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.

SECTION 12.13. Trustee to Effectuate Subordination.

Each Holder, by accepting a Note, authorizes and directs the Trustee on its behalf to execute such documentation and to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Debt of Holdings, the Company or any Guarantor as provided in this Article 12 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 12.14. Trustee Not Fiduciary for Holders of Senior Debt of Guarantor.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of Holdings, the Company or any Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Issuer or any other Person, money or assets to which any holders of such Senior Debt shall be entitled by virtue of this Article 12 or otherwise. With respect to the holders of Senior Debt of Holdings, the Company or any Guarantor, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Debt of Holdings, the Company or any Guarantor shall be read into this Indenture against the Trustee.

SECTION 12.15. Reliance by Holders of Senior Debt of Holdings, the Company or Guarantors on Subordination Provisions.

Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt of Holdings, the Company or any Guarantor, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 13.02. Notices.

Any notice or communication by the Issuer, Holdings, the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company, the Issuer, Holdings and/or any Guarantor:

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Facsimile No.: (216) 706-2837

Attention: Chief Financial Officer

Jones Day

250 Vesey Street

New York, NY 10281-1047

Facsimile No.: (212) 755-7306

Attention: John Owen, Esq.

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

2 N. LaSalle Street, Suite 1020

Chicago, IL 60602

Facsimile No.: 312-827-8542

Attention: Renee Maron

The Issuer, Holdings, the Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders or the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. All notices and communications sent to the Trustee shall be deemed to have been duly given when actually received.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder, or any defect in it, shall not affect its sufficiency with respect to other Holders.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method), and the Trustee, in its discretion, elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon, and compliance with, such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee, each Paying Agent and the Registrar at the same time.

SECTION 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has, or they have made, such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of Holdings, the Company, the Issuer or any other Subsidiary of the Company (other than Holdings, the Company, the Issuer or any other Subsidiary of the Company that is a Guarantor), as such, shall have any liability for any obligations of Holdings, the Company, the Issuer or any other Subsidiary of the Company under the Notes, the Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.08. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 13.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, the Company, its Subsidiaries, Holdings or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10. Successors.

All agreements of the Issuer, the Company, Holdings and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14. Waiver of Trial by Jury.

EACH PARTY HERETO, AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

SECTION 13.15. Agreement to Provide Certain Tax-Related Information to the Trustee.

In order to comply with applicable tax laws, rules and regulations under FATCA, the Company agrees (i) upon written request, to provide to the Trustee any tax-related information about Holders or any taxable transactions contemplated pursuant to this Indenture (including any modification to the terms of such transactions), to the extent such information is in the Company’s possession, so that the Trustee can determine whether it has tax-related obligations under FATCA and (ii) that the Trustee may, to the extent it is required to do so by FATCA, deduct or withhold income or other similar taxes imposed by FATCA from payments hereunder.

SECTION 13.16. Submission to Jurisdiction.

The Issuer, the Company, Holdings and each Guarantor hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

TRANSDIGM UK HOLDINGS PLC

By:	/s/ Jonathan D. Crandall
Name: Jonathan D. Crandall
Title: Director

TRANSDIGM INC.

By:	/s/ James L. Skulina
	Name:	James L. Skulina
	Title	Executive Vice President and Interim Chief Financial Officer

TRANSDIGM GROUP INCORPORATED

By:	/s/ James L. Skulina
	Name:	James L. Skulina
	Title	Executive Vice President and Interim Chief Financial Officer

ACME AEROSPACE, INC.
ADAMS RITE AEROSPACE, INC.
AEROCONTROLEX GROUP, INC.
AIRBORNE ACQUISITION, INC.
AIRBORNE GLOBAL, INC.
AIRBORNE HOLDINGS, INC.
AIRBORNE SYSTEMS NA INC.
AIRBORNE SYSTEMS NORTH AMERICA INC.
AIRBORNE SYSTEMS NORTH AMERICA OF CA INC.
AMSAFE GLOBAL HOLDINGS, INC.
AMSAFE, INC.
ARKWIN INDUSTRIES, INC.
AVIATION TECHNOLOGIES, INC.
AVIONICS SPECIALTIES, INC.
AVTECHTYEE, INC.
BETA TRANSFORMER TECHNOLOGY CORPORATION
BETA TRANSFORMER TECHNOLOGY LLC
By:	Beta Transformer Technology Corporation, as its sole member
BRIDPORT HOLDINGS, INC.
BRIDPORT-AIR CARRIER, INC.
BRUCE AEROSPACE INC.
DATA DEVICE CORPORATION
DUKES AEROSPACE, INC.
ELECTROMECH TECHNOLOGIES LLC
By:	McKechnie Aerospace US LLC, as its sole member
By:	McKechnie Aerospace DE, Inc., as its sole member
HARTWELL CORPORATION
ILC HOLDINGS, INC.
JOHNSON LIVERPOOL LLC
By:	Young & Franklin Inc., as its sole member
KIRKHILL INC.

MARATHONNORCO AEROSPACE, INC.
MCKECHNIE AEROSPACE DE, INC.
MCKECHNIE AEROSPACE HOLDINGS, INC.
MCKECHNIE AEROSPACE US LLC
By:	McKechnie Aerospace DE, Inc., as its sole member
NORTH HILLS SIGNAL PROCESSING CORP.
NORTH HILLS SIGNAL PROCESSING OVERSEAS CORP.
PEXCO AEROSPACE, INC.
PNEUDRAULICS, INC.
SEMCO INSTRUMENTS, INC.
SHIELD RESTRAINT SYSTEMS, INC.
SKURKA AEROSPACE INC.
TACTAIR FLUID CONTROLS, INC.
TEXAS ROTRONICS, INC.
TRANSICOIL LLC
By:	Aviation Technologies, Inc., as its sole member
YOUNG & FRANKLIN INC.

By:	/s/ Jonathan D. Crandall
Name: Jonathan D. Crandall
Title: Treasurer

[Signature Page – TransDigm Inc. Indenture]

AEROSONIC LLC
AVIONIC INSTRUMENTS LLC
BREEZE-EASTERN LLC
CDA INTERCORP LLC
CEF INDUSTRIES, LLC
CHAMPION AEROSPACE LLC
HARCO LLC
INTERIORS IN FLIGHT LLC
SCHNELLER LLC
TELAIR US LLC
TELAIR INTERNATIONAL LLC

By: Telair US LLC, as its sole member
WHIPPANY ACTUATION SYSTEMS, LLC
Each By: TransDigm Inc., as its sole member

By:	/s/ James L. Skulina
	Name:	James L. Skulina
	Title:	Executive Vice President and Interim Chief Financial Officer

AIRBORNE SYSTEMS NORTH AMERICA OF NJ INC.

By:	/s/ James L. Skulina
	Name:	James L. Skulina
	Title:	Chairman of the Board and Chief Executive Officer

BRIDPORT ERIE AVIATION, INC.

By:	/s/ Jonathan D. Crandall
Name: Jonathan D. Crandall
Title: Chairman of the Board and President

[Signature Page – Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

by	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

[Signature Page – Indenture]

PROVISIONS RELATING TO INITIAL SECURITIES,

PRIVATE EXCHANGE SECURITIES

AND EXCHANGE SECURITIES

1. Definitions

1. Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note or Exchange Note or Private Exchange Note bearing, if required, the restricted securities legend set forth in Section 2.3(e).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Exchange Notes” means (1) the 6.875% Senior Subordinated Notes due 2026 issued pursuant to the Indenture in connection with the Registered Exchange Offer pursuant to the Registration Rights Agreement and (2) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, KKR Capital Markets LLC, Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc. and PNC Capital Markets LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing or underwriting such Additional Notes under the related Purchase Agreement.

“Initial Notes” means (1) $500,000,000 aggregate principal amount of 6.875% Senior Subordinated Notes due 2026 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Issue Date” means May 8, 2018.

“Private Exchange” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each Initial Purchaser, in exchange for the Initial Notes held by the Initial Purchaser as part of its initial distribution, a like aggregate principal amount of Private Exchange Notes.

“Private Exchange Notes” means any 6.875% Senior Subordinated Notes due 2026 issued in connection with a Private Exchange.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated May 2, 2018, among the Issuer, the Company, Holdings, the Guarantors and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Notes, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer and the Persons purchasing or underwriting such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Company, Holdings, the Guarantors and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Notes.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Initial Notes, the Exchange Notes and the Private Exchange Notes, treated as a single class.

“Securities Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Shelf Registration Statement” means the registration statement issued by the Issuer in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to a Registration Rights Agreement.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend set forth in Section 2.3(e) hereof.

1.2 Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Permanent Regulation S Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Global Notes”	2.1(a)

Term	Defined in Section:
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)
“Temporary Regulation S Global Note”	2.1(a)

2. The Notes.

2.1(a) Form and Dating. The Initial Notes will be offered and sold by the Issuer pursuant to a Purchase Agreement. The Initial Notes will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, subject to the restrictions on transfer set forth herein. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global notes in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the global notes legend and restricted notes legend set forth in Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Temporary Regulation S Global Note (x) will not be exchangeable for interests in the Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes”), or any other Note prior to the expiration of the Distribution Compliance Period and (y) after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note or the Permanent Regulation S Global Note only upon certification that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Beneficial interests in a Temporary Regulation S Global Note may be exchanged for interests in a Rule 144A Global Note if (1) such exchange occurs in connection with a transfer of Securities in compliance with Rule 144A, and (2) the transferor of the beneficial interest in such Temporary Regulation S Global Note first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in such Temporary Regulation S Global Note is being transferred (a) to a Person who the transferor reasonably believes to be a QIB, (b) to a Person who is purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository and the Notes Custodian as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Notes Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Notes Custodian or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as provided in this Section 2.1 or Sections 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $500,000,000 of 6.875% Senior Subordinated Notes due 2026; and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to Section 2.02 of the Indenture and (3) Exchange Notes or Private Exchange Notes for issue only in a Registered Exchange Offer or a Private Exchange, respectively, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Issuer signed by two Officers. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.14 of the Indenture, shall certify that such issuance is in compliance with Section 4.09 of the Indenture.

2.3 Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to a Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (x) a certification to that effect (in the form set forth on the reverse of the Note) and (y) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Security. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Security or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) is being transferred after expiration of the Distribution Compliance Period by a

Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Permanent Regulation S Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue, and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may be sold, pledged or transferred only (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Act, in each case in accordance with any applicable securities laws of any state of the United States.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE ISSUER, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE

WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Each Definitive Note will also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) After a transfer of any Initial Notes or Private Exchange Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, as the case may be, all requirements pertaining to legends on such Initial Note or such Private Exchange Note will cease to apply, the requirements requiring any such Initial Note or such Private Exchange Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or Private Exchange Note or an Initial Note or Private Exchange Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes or Private Exchange Notes upon exchange of such transferring Holder’s certificated Initial Note or Private Exchange Note or appropriate directions to transfer such Holder’s interest in the Global Note, as applicable.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form, in each case without the restrictive securities legend set forth in Exhibit A hereto, will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(v) Upon the consummation of a Private Exchange with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Private Exchange Notes in global form with the global securities legend and the Restricted Notes Legend set forth in Exhibit A hereto, will be available to Holders that exchange such Initial Notes in such Private Exchange.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced, and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Issuer within 90 days of such notice, (ii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture or (iii) an Event of Default has occurred and is continuing.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository to the Trustee located at its principal corporate trust office in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $200,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the restricted securities legend and definitive note legend set forth in Exhibit A hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully-registered form without interest coupons.

EXHIBIT A

TO

RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[For Regulation S Global Note Only]

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH THE RULE 144A THEREUNDER.

[Restricted Notes Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE ISSUER, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

[Temporary Regulation S Global Note Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER SECURITY REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(3) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUER, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE

NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED TO A PERSON (A) WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (B) PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTEREST IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL SECURITY, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT IF SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CUSIP:

ISIN:

TRANSDIGM UK HOLDINGS PLC

No.	$

6.875% SENIOR SUBORDINATED NOTE DUE 2026

TRANSDIGM UK HOLDINGS PLC, a public limited company incorporated under the laws of England and Wales, promises to pay to “Cede & Co.”, or registered assigns, the principal sum of [                  ] ($[         ]) on May 15, 2026.

Interest Payment Dates: May 15 and November 15.

Record Dates: May 1 and November 1.

Dated: [                 ].

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:

TRANSDIGM UK HOLDINGS PLC,

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF INITIAL NOTE]

6.875% SENIOR SUBORDINATED NOTES DUE 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. TransDigm UK Holdings plc, a public limited company incorporated under the laws of England and Wales (such corporation, and its successors and assigns under the Indenture, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at 6.875% per annum from May 8, 2018 until maturity; provided that, if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest (the “Additional Interest”) of $0.05 per week per $1,000 principal amount of the Transfer Restricted Notes will accrue on the Transfer Restricted Notes for the first 90-day period immediately following the occurrence of a Registration Default (increasing by an additional $0.05 per week per $1,000 principal amount of the Transfer Restricted Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum). The Issuer shall pay interest and Additional Interest semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated after May 15, 2018 and between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 15, 2018. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium and Additional Amounts, if any, from time to time on demand at a rate that is equal to the interest rate on the Note then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders at the close of business on the May 1 or November 1 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, Additional Amounts, if any, and interest and Additional Interest, if any, at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, Additional Amounts, if any, and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of May 8, 2018 (the “Indenture”) among the Issuer, the Company, Holdings, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Issuer.

5. Subordination. The Notes are subordinated to Senior Debt of the Issuer, as defined in the Indenture. To the extent provided in the Indenture, Senior Debt of the Issuer must be paid before the Notes may be paid. The Issuer agrees, and each Holder, by accepting a Note, agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

6. Optional Redemption.

Beginning on the Initial Redemption Date, the Issuer shall be entitled to redeem the Notes (which includes Additional Notes, if any) at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) if redeemed during the twelve-month period commencing on May 15 of the year set forth below:

Year	Percentage
2021	105.156%
2022	103.438%
2023	101.719%
2024 and thereafter	100.000%

In addition, prior to May 15, 2021, the Issuer shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Securities, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 106.875%, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity

Offering is an offering by Holdings, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes by the Issuer is contributed to the equity capital of the Issuer); provided, however, that: (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly by the Issuer or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

Prior to May 15, 2021, the Issuer shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption shall be sent to The Depository Trust Company (“DTC”), in the case of Global Notes, or mailed by first-class mail to each Holder’s registered address in the case of certificated notes (and, to the extent permitted by applicable procedures and regulations, electronically), not less than 30 nor more than 60 days prior to the redemption date.

7. Optional Redemption for Tax Reasons.

The Issuer may, at its option, redeem all (but not less than all) of the Notes then outstanding at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption (a “Tax Redemption Date”) and all Additional Amounts, if any, then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company, Holdings, the Issuer or a Guarantor has become, or would become, after taking reasonable measures, if any, available to it to avoid it, obliged to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of any change in laws or treaties of a Relevant Taxing Jurisdiction (including any regulations promulgated thereunder) or in any interpretation, administration or application regarding such laws, treaties or regulations (including a judicial decision rendered by a court of competent jurisdiction in a Relevant Taxing Jurisdiction), if such change is announced and becomes effective on or after the Issue Date. The Issuer shall provide notice of any such redemption to the Holders and the Trustee at least ten days in advance of such redemption; provided that such notice shall not be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment with respect to the Notes was due on such date.

8. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

9. Repurchase at Option of Holder.

If a Change of Control occurs, each Holder will have the right to require that the Issuer purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Interest, if any, to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Issuer must send in the case of Global Notes, through the facilities of DTC, and in the case of certificated notes, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

If the Company or a Restricted Subsidiary consummates any Asset Sales, under certain circumstances, the Company is required to commence an offer to all Holders (a “Net Proceeds Offer”) pursuant to Section 3.09 of the Indenture. The Net Proceeds Offer may also be made to holders of other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer. Pursuant to the Net Proceeds Offer, the Issuer shall offer to purchase, on a pro rata basis, the maximum amount of Notes and, if it so elects, such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof) plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt). To the extent that the aggregate amount of Notes or such other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuer may use such deficiency for general corporate purposes or for any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or such other Senior Subordinated Debt surrendered by holders thereof exceeds the amount of Net Proceeds Offer Amount, the Issuer shall select the Notes to be purchased in accordance with the depository’s procedures (based on amounts tendered). Holders of Notes that are the subject of an offer to purchase will receive a Net Proceeds Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

10. Notice of Redemption. Notice of redemption will be sent to DTC in case of Global Notes and in the case of certificated notes mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $200,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption and ending at the close of business on such day or during the period between a record date and the next succeeding Interest Payment Date.

12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes, if any, voting as a single class. Without the consent of any Holder, the Indenture, the Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture or the Appendix to the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder, to provide for the assumption of the Issuer’s, the Company’s, Holdings’ or any Guarantor’s obligations to Holders by a successor to the Issuer, the Company, Holdings or a Guarantor pursuant to Section 5.01 of the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture, to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes to provide for the issuance of exchange notes or private exchange notes, to conform the text of the Indenture, the Guarantees or the Notes to any provision in the Description of Notes or to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision in the Indenture, the Guarantees or the Notes.

14. Defaults and Remedies. Events of Default include: (i) the failure to pay interest or Additional Interest, if any, on any Notes when the same becomes due and payable if the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 60 days (or 180 days in the case of the covenant described under Section 4.03 of the Indenture) after either the Company or the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company, the Issuer or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company, the Issuer or any Significant Subsidiaries of the Company and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy affecting the Issuer, the Company or any of its Significant Subsidiaries. If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to the Issuer, the Company or any of its Significant Subsidiaries, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and the Trust Indenture Act. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Additional Interest, if any) on, or the principal of, the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

15. Guarantee. The payment by the Issuer of the principal of, and premium, Additional Amounts, if any, and interest (including Additional Interest, if any) on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by Holdings and each of the Guarantors.

16. Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

17. No Recourse Against Others. A past, present or future director, officer, employee, incorporator or stockholder of Holdings, the Issuer, the Company or any Guarantor (other than the Company, the Issuer, Holdings or any Guarantor), as such, shall not have any liability for any obligations of Holdings, the Issuer, the Company or such Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders shall have all the rights set forth in the Registration Rights Agreement dated as of May 8, 2018 (the “Registration Rights Agreement”), among the Issuer, the Company, Holdings, the Guarantors and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Notes. Each Holder, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Issuer and other named persons to the extent provided therein.

21. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder, upon written request and without charge, a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

TransDigm Inc. 1301 East 9th Street, Suite 3000 Cleveland, OH 44114 Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Assignee’s Legal Name, Address, and Zip Code

Assignee’s soc. sec. or tax I.D. No.

and irrevocably appoint                          agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

(4)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(5)	☐	pursuant to another available exemption from registration under the Securities Act; or

(6)	☐	pursuant to an effective registration statement under the Securities Act;

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (3), (4) or (5) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase)	Signature of authorized officer of Trustee or Custodian for the Notes

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

TO

RULE 144A/REGULATIONS APPENDIX

CUSIP:

ISIN:

[FORM OF FACE OF EXCHANGE NOTE

OR PRIVATE EXCHANGE NOTE] */**/

*/	If the Note is to be issued in global form, add the Global Notes Legend from Exhibit A to Rule 144A/Regulation S Appendix and the attachment from such Exhibit A captioned—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.
**/	If the Note is a Private Exchange Note issued in a Private Exchange to an Initial Purchaser holding an unsold portion of its initial allotment, add the Restricted Notes Legend from Exhibit A to Rule 144A/Regulation S Appendix and replace the Assignment Form included in this Exhibit B with the Assignment Form included in such Exhibit A.

B-1

TRANSDIGM UK HOLDINGS PLC

No.	$

6.875% SENIOR SUBORDINATED NOTES DUE 2026

TRANSDIGM UK HOLDINGS PLC, a public limited company incorporated under the laws of England and Wales, promises to pay to “Cede & Co.”, or registered assigns, the principal sum of [                    ] ($[        ]) on May 15, 2026.

Interest Payment Dates: May 15 and November 15.

Record Dates: May 1 and November 1.

Dated: [                    ].

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:
TRANSDIGM UK HOLDINGS PLC,

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF EXCHANGE NOTE OR PRIVATE EXCHANGE NOTE]

6.875% SENIOR SUBORDINATED NOTES DUE 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. TransDigm UK Holdings plc, a public limited company incorporated under the laws of England and Wales (such corporation, and its successors and assigns under the Indenture, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at 6.875% per annum from May 8, 2018 until maturity; provided that, if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest (the “Additional Interest”) of $0.05 per week per $1,000 principal amount of the Transfer Restricted Notes will accrue on the Transfer Restricted Notes for the first 90-day period immediately following the occurrence of a Registration Default (increasing by an additional $0.05 per week per $1,000 principal amount of the Transfer Restricted Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum). The Issuer shall pay interest and Additional Interest semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated after May 15, 2018 and between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 15, 2018. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium and Additional Amounts, if any, from time to time on demand at a rate that is equal to the interest rate on the Note then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders at the close of business on the May 1 or November 1 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, Additional Amounts, if any, and interest and Additional Interest, if any, at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, Additional Amounts, if any, and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of May 8, 2018 (the “Indenture”) among the Issuer, the Company, Holdings, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Issuer.

5. Subordination. The Notes are subordinated to Senior Debt of the Issuer, as defined in the Indenture. To the extent provided in the Indenture, Senior Debt of the Issuer must be paid before the Notes may be paid. The Issuer agrees, and each Holder, by accepting a Note, agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

6. Optional Redemption.

Beginning on the Initial Redemption Date, the Issuer shall be entitled to redeem the Notes (which includes Additional Notes, if any) at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) if redeemed during the twelve-month period commencing on May 15 of the year set forth below:

Year	Percentage
2021	105.156%
2022	103.438%
2023	101.719%
2024 and thereafter	100.000%

In addition, prior to May 15, 2021, the Issuer shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Securities, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 106.875%, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity

Offering is an offering by Holdings, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes by the Issuer is contributed to the equity capital of the Issuer); provided, however, that: (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly by the Issuer or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

Prior to May 15, 2021, the Issuer shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption shall be sent to The Depository Trust Company (“DTC”), in the case of Global Notes, or mailed by first-class mail to each Holder’s registered address in the case of certificated notes (and, to the extent permitted by applicable procedures and regulations, electronically), not less than 30 nor more than 60 days prior to the redemption date.

7. Optional Redemption for Tax Reasons.

The Issuer may, at its option, redeem all (but not less than all) of the Notes then outstanding at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption (a “Tax Redemption Date”) and all Additional Amounts, if any, then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company, Holdings, the Issuer or a Guarantor has become, or would become, after taking reasonable measures, if any, available to it to avoid it, obliged to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of any change in laws or treaties of a Relevant Taxing Jurisdiction (including any regulations promulgated thereunder) or in any interpretation, administration or application regarding such laws, treaties or regulations (including a judicial decision rendered by a court of competent jurisdiction in a Relevant Taxing Jurisdiction), if such change is announced and becomes effective on or after the Issue Date. The Issuer shall provide notice of any such redemption to the Holders and the Trustee at least ten days in advance of such redemption; provided that such notice shall not be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment with respect to the Notes was due on such date.

8. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

9. Repurchase at Option of Holder.

If a Change of Control occurs, each Holder will have the right to require that the Issuer purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Interest, if any, to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Issuer must send in the case of Global Notes, through the facilities of DTC, and in the case of certificated notes, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

If the Company or a Restricted Subsidiary consummates any Asset Sales, under certain circumstances, the Company is required to commence an offer to all Holders (a “Net Proceeds Offer”) pursuant to Section 3.09 of the Indenture. The Net Proceeds Offer may also be made to holders of other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer. Pursuant to the Net Proceeds Offer, the Issuer shall offer to purchase, on a pro rata basis, the maximum amount of Notes and, if it so elects, such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof) plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt). To the extent that the aggregate amount of Notes or such other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuer may use such deficiency for general corporate purposes or for any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or such other Senior Subordinated Debt surrendered by holders thereof exceeds the amount of Net Proceeds Offer Amount, the Issuer shall select the Notes to be purchased in accordance with the depository’s procedures (based on amounts tendered). Holders of Notes that are the subject of an offer to purchase will receive a Net Proceeds Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

10. Notice of Redemption. Notice of redemption will be sent to DTC in case of Global Notes and in the case of certificated notes mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $200,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption and ending at the close of business on such day or during the period between a record date and the next succeeding Interest Payment Date.

12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes, if any, voting as a single class. Without the consent of any Holder, the Indenture, the Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture or the Appendix to the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder, to provide for the assumption of the Issuer’s, the Company’s, Holdings’ or any Guarantor’s obligations to Holders by a successor to the Issuer, the Company, Holdings or a Guarantor pursuant to Section 5.01 of the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture, to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes to provide for the issuance of exchange notes or private exchange notes, to conform the text of the Indenture, the Guarantees or the Notes to any provision in the Description of Notes or to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision in the Indenture, the Guarantees or the Notes.

14. Defaults and Remedies. Events of Default include: (i) the failure to pay interest or Additional Interest, if any, on any Notes when the same becomes due and payable if the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 60 days (or 180 days in the case of the covenant described under Section 4.03 of the Indenture) after either the Company or the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company, the Issuer or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company, the Issuer or any Significant Subsidiaries of the Company and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy affecting the Issuer, the Company or any of its Significant Subsidiaries. If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to the Issuer, the Company or any of its Significant Subsidiaries, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and the Trust Indenture Act. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Additional Interest, if any) on, or the principal of, the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

15. Guarantee. The payment by the Issuer of the principal of, premium, Additional Amounts, if any, and interest (including Additional Interest, if any) on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by Holdings and each of the Guarantors.

16. Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

17. No Recourse Against Others. A past, present or future director, officer, employee, incorporator or stockholder of Holdings, the Issuer, the Company or any Guarantor (other than the Company, the Issuer, Holdings or any Guarantor), as such, shall not have any liability for any obligations of Holdings, the Issuer, the Company or such Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders shall have all the rights set forth in the Registration Rights Agreement dated as of May 8, 2018 (the “Registration Rights Agreement”), among the Issuer, the Company, Holdings, the Guarantors and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Notes. Each Holder, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Issuer and other named persons to the extent provided therein.

21. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder, upon written request and without charge, a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

TransDigm Inc. 1301 East 9th Street, Suite 3000 Cleveland, OH 44114 Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Assignee’s Legal Name, Address, and Zip Code

Assignee’s soc. Sec. or tax I.D. No.

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.